Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group, Inc. 323-468-2300 smsi@mkr-group.com

Smith Micro Software Reports Third Quarter 2013 Financial Results

Restructure complete; expects improved financial performance in Q4

ALISO VIEJO, CA, November 7, 2013 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for the third quarter ended September 30, 2013.

“The restructuring plan to reduce expenses that we announced last quarter has been completed through the closing and consolidating of certain facilities, and reducing our worldwide headcount by approximately 26 percent, which will help our efforts to return to profitability in the fourth quarter,” said William W. Smith, Jr., President and CEO of Smith Micro Software. “The cost of this restructuring plan resulted in a one-time charge to expense of $5.6 million that was recorded in the third fiscal quarter.”

“Revenues for the third quarter of 2013 were down sequentially and year over year primarily due to the decline of our legacy connection manager products that are tied to USB modem sales. However, our CommSuite solution for premium visual messaging continued to show strong growth during the quarter and increased 58.5 percent over the same quarter last year and 14.5 percent sequentially over the second quarter of this year.”

“As we look to our fourth quarter, we will benefit from a lower cost structure and we will see revenues improve as we have closed new deals which will bring new revenue to our Q4,” concluded Mr. Smith.

Smith Micro reported revenues of $8.7 million for the third quarter ended September 30, 2013, compared to $11.0 million reported in the third quarter ended September 30, 2012.

Smith Micro Software Third Quarter 2013 Financial Results	Page 2 of 7

Third quarter 2013 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $6.3 million, compared to $8.9 million reported in the third quarter of 2012.

GAAP gross profit as a percentage of revenue was 71.5 percent for the third quarter of 2013, compared to 80.7 percent for the third quarter of 2012. Non-GAAP gross profit as a percentage of revenue was 71.6 percent for the third quarter of 2013, compared to 80.8 percent for the same quarter last year. The gross profit decrease was a result of the lower revenues and product mix.

GAAP net loss for the third quarter of 2013 was $13.0 million, or $0.35 loss per diluted share, compared to a GAAP net loss of $4.8 million, or $0.13 loss per diluted share, for the third quarter of 2012.

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense) for the third quarter of 2013 was $7.5 million, or $0.20 loss per diluted share, compared to a non-GAAP net loss of $2.4 million, or $0.07 loss per diluted share, for the third quarter of 2012. Excluding the restructuring charge, the non-GAAP net loss for the third quarter of 2013 would have been $4.0 million, or $0.11 loss per diluted share.

For the nine months ended September 30, 2013, the Company reported revenues of $30.8 million, compared to $31.3 million for the nine months ended September 30, 2012.

Gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $23.5 million for the nine months ended September 30, 2013, compared to $25.2 million for the nine months ended September 30, 2012.

GAAP gross profit as a percentage of revenues was 76.2 percent for the nine months ended September 30, 2013, compared to 80.5 percent for the same period last year. Non-GAAP gross profit as a percentage of revenues was 76.3 percent for the nine months ended September 30, 2013, compared to 80.5 percent for same period last year.

GAAP net loss for the nine months ended September 30, 2013 was $26.5 million, or a loss of $0.72 per diluted share, compared to a GAAP net loss for the nine months ended September 30, 2012 of $21.3 million, or $0.59 loss per diluted share.

Non-GAAP net loss for the nine months ended September 30, 2013 was $14.4 million, or a loss of $0.39 per diluted share, compared to a non-GAAP net loss of $11.2 million, or $0.31 loss per diluted share, for the nine months ended September 30, 2012. Excluding the restructuring charge, the non-GAAP net loss for the nine months ended September 30, 2013 would have been $10.9 million, or $0.30 loss per diluted share.

Smith Micro Software Third Quarter 2013 Financial Results	Page 3 of 7

Total cash and cash equivalents and short-term investments at September 30, 2013 were $18.1 million.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the period ended September 30, 2013 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s third quarter 2013 results at 4:30 p.m. ET, November 7, 2013. To access the call, dial (877) 941-1465 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the Company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the Company’s products and solutions, and the Company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the Company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer

Smith Micro Software Third Quarter 2013 Financial Results	Page 4 of 7

acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the Company’s ability to compete effectively with other software companies. These and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the Company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Third Quarter 2013 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) – unaudited

		Stock		Non-
	GAAP	Compensation	Taxes	GAAP
Three Months Ended 9/30/13:
Gross profit	$6,254	$6	$—	$6,260
Loss before provision for income taxes	($12,973)	$872	$—	($12,101)
Net loss	($13,049)	$872	$4,674	($7,503)
EPS-diluted	($0.35)	$0.02	$0.13	($0.20)
Three Months Ended 9/30/12:
Gross profit	$8,892	$3	$—	$8,895
Loss before provision for income taxes	($4,767)	$980	$—	($3,787)
Net loss	($4,813)	$980	$1,474	($2,359)
EPS-diluted	($0.13)	$0.02	$0.04	($0.07)
Nine Months Ended 9/30/13:
Gross profit	$23,495	$17	$—	$23,512
Loss before provision for income taxes	($26,302)	$3,046	$—	($23,256)
Net loss	($26,451)	$3,046	$8,985	($14,420)
EPS-diluted	($0.72)	$0.08	$0.25	($0.39)
Nine Months Ended 9/30/12:
Gross profit	$25,186	$9	$—	$25,195
Loss before provision for income taxes	($21,152)	$3,198	$—	($17,954)
Net loss	($21,320)	$3,198	$6,937	($11,185)
EPS-diluted	($0.59)	$0.09	$0.19	($0.31)

Smith Micro Software Third Quarter 2013 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months and Nine Months Ended September 30, 2013 and 2012

(in thousands, except per share amounts)—unaudited

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
Revenues	$8,746	$11,012	$30,832	$31,297
Cost of revenues	2,492	2,120	7,337	6,111

Gross profit	6,254	8,892	23,495	25,186
Operating expenses:
Selling and marketing	3,705	4,062	12,655	12,608
Research and development	5,355	5,845	17,191	19,122
General and administrative	4,572	5,011	14,376	15,664
Restructuring expense (income)	5,602	(19)	5,602	238

Total operating expenses	19,234	14,899	49,824	47,632

Operating loss	(12,980)	(6,007)	(26,329)	(22,446)
Non-operating income:
Change in fair value of contingent liability	—	1,210	—	1,210
Interest and other income, net	7	30	27	84

Loss before provision for income taxes	(12,973)	(4,767)	(26,302)	(21,152)

Provision for income tax expense	76	46	149	168

Net loss	$(13,049)	$(4,813)	$(26,451)	$(21,320)

Other comprehensive income, before tax:
Unrealized holding gains on available-for-sale securities	3	8	4	45
Income tax expense related to items of other comprehensive income	—	—	—	6

Other comprehensive income, net of tax	3	8	4	39

Comprehensive loss	$(13,046)	$(4,805)	$(26,447)	$(21,281)

Loss per share:
Basic and diluted	$(0.35)	$(0.13)	$(0.72)	$(0.59)
Weighted average shares outstanding:
Basic and diluted	37,036	35,879	36,967	35,838

Smith Micro Software Third Quarter 2013 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$10,863	$18,873
Short term investments	7,196	13,328
Accounts receivable, net	7,015	8,953
Income tax receivable	680	681
Inventory, net	162	176
Prepaid and other assets	1,196	903
Deferred tax asset	89	89

Total current assets	27,201	43,003
Equipment & improvements, net	7,910	11,211
Other assets	223	181

TOTAL ASSETS	$35,334	$54,395

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,396	$1,978
Accrued liabilities	9,850	4,829
Deferred revenue	2,029	1,436

Total current liabilities	14,275	8,243
Long-term liabilities	2,051	3,399
Deferred tax liability	91	91

Total non-current liabilities	2,142	3,490
Stockholders’ Equity:
Common stock	37	36
Additional paid in capital	213,866	211,165
Accumulated comprehensive deficit	(194,986)	(168,539)

Total stockholders’ equity	18,917	42,662

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$35,334	$54,395